Exhibit 99.1

Potbelly Corporation Announces Replacement of Short-Term Revolver with $25 Million Five-Year Term Loan

New term loan provides Potbelly financial flexibility to support the Company through next phase of growth

CHICAGO, February 10, 2023 – Potbelly Corporation (NASDAQ: PBPB) (“Potbelly” or the “Company”), the iconic neighborhood sandwich shop, today announced it closed on a new $25 million senior secured term loan (the “Facility”) that matures on February 7, 2028, led by Sagard.

Steve Cirulis, Chief Financial Officer of Potbelly, commented, “Potbelly’s new five-year term loan replaces our short-term revolving credit facility and will provide the Company with enhanced financial flexibility, which is particularly important as we execute against our Five-Pillar Strategy and make additional progress towards our medium and long-term growth objectives. We are excited to add Sagard as a lending partner and believe that completing this transaction in today’s challenging capital markets environment demonstrates the strength of Potbelly’s business.”

A portion of the proceeds were used to retire the existing revolving credit facility with J.P. Morgan. The remaining proceeds will be used to fund working capital and for general corporate purposes, including capital expenditures. The Facility also allows the Company to enter into an additional $5.0 million revolving credit facility with third party lenders, subject to customary terms and conditions. William Blair acted as the exclusive financial advisor to Potbelly Corporation on the transaction.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country—with approximately 384 locations shops in the United States including approximately 45 franchised shops in the United States. For more information, please visit our website at www.potbelly.com.

Forward-Looking Statements

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s ability to continue to make meaningful progress against its Franchise Growth Acceleration Initiative, sign additional agreements for new shops and sustain positive momentum into 2023. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that it is unable to successfully execute its growth plans and that the Company is not able to achieve its planned expansion. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

Investor Relations Contact

Lisa Fortuna or Ashley Gruenberg

Alpha IR Group

312-445-2870

PBPB@alpha-ir.com

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